Exhibit 5.1



                          RICHARDS, LAYTON & FINGER
                          A PROFESSIONAL ASSOCIATION
                              ONE RODNEY SQUARE
                            920 NORTH KING STREET
                          WILMINGTON, DELAWARE 19801
                                (302) 651-7700
                             FAX: (302) 651-7701
                                 WWW.RLF.COM



                                October 7, 2004





World Monitor Trust III
c/o Preferred Investment Solutions Corp.
Two American  Lane
Greenwich, Connecticut 06830

                  Re:  World Monitor Trust III
                       -----------------------

Ladies and Gentlemen:

          We have acted as special Delaware counsel to World Monitor Trust III, a Delaware statutory trust (the "Trust"), in connection with the transactions contemplated by the Declaration of Trust and Trust Agreement, dated as of September 28, 2004 (the "Trust Agreement"), by and among Preferred Investment Solutions Corp., a Connecticut corporation (the "Managing Owner"), Wilmington Trust Company, a Delaware banking corporation (the "Trustee"), and the Limited Owners from time to time thereunder. This opinion is being delivered to you at your request. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

          We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

          (a)   The Trust Agreement;

          (b) A certified copy of the certificate of trust of the Trust (the "Certificate of Trust") which was filed with the Secretary of State of





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World Monitor Trust III
October 7, 2004
Page 2




                the State of Delaware (the "Secretary of State") on September 28, 2004;

          (c) The registration statements on Form S-1, to be filed by the Trust with the Securities and Exchange Commission on or about October 7, 2004 (the "Registration Statements"), including a preliminary prospectus (the "Prospectus") relating to the Series G, Series H and Series I beneficial interests in the Trust (collectively, the "Limited Interests");

          (d) A form of Subscription Agreement and Power of Attorney, including a Subscription Agreement and Power of Attorney Signature Page of the Trust (the "Subscription Agreement"), attached to the Prospectus as Exhibit "C"; and

          (e) A Certificate of Good Standing for the Trust, dated October 7, 2004, obtained from the Secretary of State.

          As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Managing Owner. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinbelow, it is our opinion that:

          1. The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. ss. 3801 et seq. (the "Act").

          2. The Trust Agreement is the legal, valid and binding obligation of the Trustee and the Managing Owner, enforceable against the Trustee and the Managing Owner, in accordance with its terms.

          3. The Interests to be issued by the Trust will be validly issued and, subject to the qualifications set forth herein, will be fully paid and nonassessable beneficial interests in the Trust, as to which the Limited Owners, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of




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World Monitor Trust III
October 7, 2004
Page 3



private corporations for profit under the General Corporation Law of the State of Delaware, subject to the obligation of a Limited Owner to make certain payments provided for in the Trust Agreement.

          The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

          A. We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

          B. We have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) that after the issuance and sale of the Interests under the Registration Statements and the Trust Agreement, the dollar amount of the Interests issued by the Trust will equal or exceed the minimum, and the dollar amount of the Interests issued and reserved for issuance by the Trust will not exceed the maximum, dollar amount of Interests which may be issued by the Trust under the Registration Statements and the Trust Agreement; (vii) the due authorization, execution and delivery to the Managing Owner of a Subscription Agreement by each Limited Owner; (viii) the due acceptance by the Managing Owner of each Subscription Agreement and the due acceptance by the Managing Owner of the admission of each Limited Owner as a beneficial owner of the Trust; (ix) the payment by each Limited Owner to the Trust of the full consideration due from it for the Interests subscribed to by it; and (x) the Interests will be offered and sold as described in the Registration Statements and the Trust Agreement,

          C. The opinions in paragraphs 2 and 3 above are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of



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World Monitor Trust III
October 7, 2004
Page 4



whether considered and applied in a proceeding in equity or at law) and (iii) the effect of applicable public policy on the enforceability of provisions relating to indemnification or contribution.

          D. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statements filed with the Securities and Exchange Commission. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                         Very truly yours,

                                         /s/  Richards, Layton & Finger





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